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                                                                     Exhibit 8.1


                             CHOATE, HALL & STEWART
                A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                                 EXCHANGE PLACE
                                 53 STATE STREET
                        BOSTON, MASSACHUSETTS 02109-2891
                            TELEPHONE (617) 248-5183
                            FACSIMILE (617) 248-4000
                                 TELEX (49615860



                                                                   March 2, 1999


Ardent Software, Inc.
50 Washington Street
Westboro, MA  01581-1021

Dear Ladies and Gentlemen:

         We have acted as counsel to Ardent Software, Inc., a Delaware corporation ("Ardent"), in connection with a proposed transaction (the "Merger") in which Aquarius Acquisition Corp., ("Sub") a wholly-owned Delaware subsidiary of Ardent, will merge with and into Prism Solutions, Inc., a Delaware corporation ("Prism") pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated November 19, 1998. This opinion letter is delivered to you pursuant to section 6.01(d) of the Merger Agreement, and sets forth our opinion as to certain federal income tax matters relating to Ardent as of the Effective Time. All capitalized terms not otherwise defined in this letter shall have the meaning ascribed to them in the Merger Agreement.

         The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative regulations and published rulings and other pronouncements, all as in effect and existing on the date hereof. The law expressed in the Code and in such decisions, regulations, and rulings is subject to change at any time (and any such change could have retroactive effect), and future legislative, judicial, or administrative actions could affect the opinions expressed herein. These opinions are not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service or courts would agree with our conclusions. No ruling has been or will be requested from the Internal Revenue Service concerning the U.S. federal income tax consequences of the Merger. By rendering these opinions we undertake no responsibility to advise you of any developments in the application or interpretation of the federal income tax laws. Our opinion is also based on the facts and assumptions stated herein. Any variation or differences in the facts recited herein for any reason might affect the conclusions stated herein in an adverse manner or make them inapplicable.

         We have formed our opinions after review of, and in reliance upon, the Merger Agreement, including all exhibits and attachments thereto, the Stockholder Support Agreement dated November 19, 1998 between certain holders of Prism Common Stock and Ardent (the "Stockholder Support Agreement"), and the Form S-4 Registration Statement to be filed by


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Ardent with the Securities and Exchange Commission in connection with the Merger
(the "Registration Statement"). We have assumed that all documents presented to us as originals are authentic, that all signatures are genuine, and that all copies of documents fully conform to authentic original documents. We have further assumed that all facts, representations, and warranties set forth in the Merger Agreement (including exhibits thereto), the Stockholder Support Agreement and Registration Statement are true and accurate and will continue to be true and accurate at the Effective Time, that all conditions and covenants to closing set forth in the Merger Agreement and pertinent to these opinions will be met and will not be waived, and that all other documents provided for in the Merger Agreement will be properly executed and delivered prior to the Effective Time.
We have assumed that any representation or statement made "to the best of knowledge" or similarity qualified is correct without such qualification. We have also assumed that all representations provided to us by Ardent, Sub and Prism in the attached certificates are true and accurate and continue to be true and accurate at the Effective Time. We have further assumed that all relevant times prior to and including the Effective Date of the Merger, (i) no outstanding indebtedness of Prism, Sub, or Ardent has or will represent equity for tax purposes; (ii) no outstanding equity of Prism, Sub, or Ardent has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Prism capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

         Our opinions are limited to the specific federal income tax matters described below. We intend to offer no other opinions and no other opinions should be inferred. In particular, these opinions do not address any issues relating to any state, local, or foreign taxes or to any other federal taxes. Except as specifically stated below, these opinions also do not address the tax consequences of the Merger for any taxpayer other than Ardent, including Prism and the stockholders thereof, as to whom counsel for Prism is rendering tax opinions.

         Based on and subject to the foregoing, we are of the opinion that for federal income tax purposes:

         - The Merger will qualify as a "reorganization" within the meaning of section 368(a) (1) (A) and 368 (a) (2) (E) of the Code;

         - No gain or loss will be recognized by Ardent as a result of the Merger;

         - Prism's tax basis in its assets after the Merger will be equal to Prism's tax basis in such assets immediately prior to the Effective Time;

         - Prism's holding period in its assets will include the period during which Prism held such assets prior to the Merger; and

         - To the extent it addresses matters of law or legal conclusions, the discussion of federal income tax consequences concerning Ardent set forth in the Registration Statement is accurate in all material respects, subject to the limitations and qualifications set forth in the Registration Statement and this letter.




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         These opinions are intended solely for the benefit of Ardent and its stockholders and not for the benefit of any other person or entity, and may not be made available to or relied upon by any other person or entity without our prior written consent. We hereby consent to the inclusion of a copy of this opinion letter as an Exhibit to the Registration Statement and to all references to us and to this opinion letter in the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Choate, Hall & Stewart

                                                     CHOATE, HALL & STEWART